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Exhibit 10.67

COUNTRYWIDE FINANCIAL CORPORATION

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

        The Participant specified below has been granted these Restricted Stock Units ("Units") by COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the "Company") under the terms of the COUNTRYWIDE FINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN (the "Plan"). The Units shall be subject to the terms and conditions set forth herein (the "Agreement") as well as the terms of the Plan.

        Section 1.    Award.    In accordance with the Plan, the Company hereby grants to the Participant the number of Units set forth below. On any date, a Unit has a value equal to the Fair Market Value of one share of Stock. The Participant shall have no right to payment with respect to a Unit until the Unit vests in accordance with Section 3 of this Agreement. Prior to actual payment, Units represent an unsecured obligation of the Company, payable only from the general assets of the Company. The Units are in all respects limited and conditioned as provided herein. Except where the context clearly implies to the contrary, any capitalized terms in this award shall have the meaning ascribed to them in the Plan.

        Section 2.    Terms of Award.    The following words and phrases relating to the grant of the Units shall have the following meanings:

          (a)   The "Participant" is <First Name> <Last Name>.

          (b)   The "Grant Date" is <Date>.

          (c)   The number of "Units" is <Units>.

        Section 3.    Vesting.    Except as otherwise provided in this Agreement, Units will vest as indicated in the following table, provided, in each case, the Participant has not had a Termination of Service prior to the applicable vesting date(s):

INSTALLMENT	VESTING DATES
50%	1st Anniversary of Grant Date
25%	2nd Anniversary of Grant Date
25%	3rd Anniversary of Grant Date

          (a)   Notwithstanding the foregoing provisions of this Section 3, all Units shall vest immediately upon the earliest of the following events to occur: (i) a Change in Control that occurs on or before the Participant's Termination of Service; or (ii) the Participant's Termination of Service as a result of the Participant's death, Disability or Retirement.

          (b)   Notwithstanding any contrary provision of this Agreement, any Units that have not vested pursuant to this Section 3 prior to the Participant's Termination of Service other than due to death, Disability or Retirement, will be forfeited and cancelled immediately upon such Termination of Service.

        Section 4.    Settlement of Units.    As soon as administratively practicable following the applicable Vesting Date identified in Section 3 of this Agreement, but in no event later than March 15 of the calendar year following the applicable Vesting Date, the Company shall make a cash payment to the Participant equal to the Fair Market Value of one share of Stock as of the Vesting Date in settlement of each vested Unit.

        Section 5.    Withholding.    All payments pursuant to this Agreement shall be subject to withholding of all applicable Federal, state and local income taxes, as determined by the Company, in its sole discretion.

        Section 6.    Heirs and Successors.    The Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant's death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on a form as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to choose a Designated Beneficiary, or if no Designated Beneficiary survives the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary's rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

        Section 7.    Non-Transferability of Unit.    Except as otherwise provided in Section 6 of this Agreement, the Units are non-transferable at all times. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of (together, "Transfer") any Units awarded under this Agreement. Any attempted Transfer of Units shall be null and void and will result in the immediate forfeiture and cancellation of all of the Units subject to this Agreement.

        Section 8.    No Voting or Dividend Rights.    The Participant shall at no time be a shareholder of record with respect to the Units and shall at no time have any voting rights or rights to dividends or dividend equivalents with respect to the Units.

        Section 9.    Securities Laws.    The Participant acknowledges that certain restrictions under state or Federal securities laws may apply with respect to the Units granted pursuant to this Award. Participant hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to applicable state and Federal securities laws.

        Section 10.    Administration.    The authority to manage and control the operation and administration of the Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement or the Plan by the Committee and any decision made by it with respect to the Agreement or the Plan are final and binding on all persons.

        Section 11.    Plan Governs.    Notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. The Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Agreement to the contrary, in the event of any discrepancies between the corporate records and the Statement, the corporate records shall control.

        Section 12.    Not An Employment Contract.    The Units will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

        Section 13.    Amendment.    The Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

        Section 14.    Section 409A Amendment.    The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant's acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

        Section 15.    Statement and Modifications.    The Units granted to the Participant under the Agreement shall be as reflected in the Company records and set forth in any electronic version of the Award information viewable or accessible by the Participant (collectively, the "Statement"). The Participant hereby acknowledges and agrees that the Statement may be revised from time to time by the Company to reflect additional grants of Units, vesting of Units and any permitted modifications to the Plan and Units granted thereunder. Unless the Participant provides written notice to the Company's Unit Administrator within thirty (30) days of receipt of the Statement at the principal office of the Company in Calabasas, California, or such other addresses as may be communicated to the Participant, the Statement (including any revisions incorporated therein) shall be binding on the Participant, without further notice to or acknowledgement by the Participant. If no notice is received from the Participant within the thirty (30) day period, then the Participant shall be deemed to have acknowledged that the Statement is binding with respect to the information contained therein.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant hereby executes and acknowledges acceptance of the terms and conditions of this Agreement.

Countrywide Financial Corporation:
/s/ Becky Bailey Becky Bailey MD, Global Benefits and Executive Compensation

Yes, I do accept

(Click here to accept the terms and conditions of the Agreement and to acknowledge your receipt and understanding of the
2006 Equity Incentive Plan Prospectus.)

No, I do not accept

(Click here to reject and void the award.)

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  Exhibit 10.67
COUNTRYWIDE FINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT